                                                                    EXHIBIT 12.1

                                FERRELLGAS, L.P.

             COMPUTATION OF RATIO OF NET EARNINGS TO FIXED CHARGES (IN THOUSANDS, EXCEPT RATIO OF EARNINGS TO FIXED CHARGES)

                                                   HISTORICAL                                PARTNERSHIP PRO FORMA (4)
                         ------------------------------------------------------------------ ---------------------------
                                                                    SIX MONTHS  SIX MONTHS  PRO FORMA (4) PRO FORMA (4)
                                   YEAR ENDED JULY 31,                 ENDED       ENDED     YEAR ENDED    YEAR ENDED
                         ------------------------------------------ JANUARY 31, JANUARY 31,   JULY 31,     JANUARY 31,
                          1989     1990     1991    1992     1993      1993        1994         1993          1994
                         -------  -------  ------- -------  ------- ----------- ----------- ------------- -------------
EARNINGS:
 Earnings (loss) before
  income taxes and
  extraordinary loss ... $(2,364) $  (112) $ 3,537 $(2,369) $   595   $13,809     $22,896      $28,808       $36,568
 Add fixed charges (see
  below)................  57,143   57,903   64,142  65,230   64,317    32,332      31,883       33,143        16,628
                         -------  -------  ------- -------  -------   -------     -------      -------       -------
 Earnings, as
  adjusted(1)...........  54,779   57,791   67,679  62,861   64,912    46,141      54,779       61,951        53,186
FIXED CHARGES:
 Interest expense,
  including amortization
  of financing costs....  54,572   55,095   60,507  61,219   60,071    30,089      29,824       28,897        14,569
 Add interest factor of
  rent expense(3).......   2,571    2,808    3,635   4,011    4,246     2,243       2,059        4,246         2,059
                         -------  -------  ------- -------  -------   -------     -------      -------       -------
Fixed charges........... $57,143  $57,903  $64,142 $65,230  $64,317   $32,332     $31,883      $33,143       $16,628
                         =======  =======  ======= =======  =======   =======     =======      =======       =======
Ratio of earnings to
 fixed charges..........                      1.06             1.01      1.43        1.72         1.87          3.20
Deficiency(2)........... $(2,364) $  (112)         $(2,369)
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(1) In computing the ratio of earnings to fixed charges: (A) earnings have been based on earnings (loss) from continuing operations before income taxes and fixed charges and (B) fixed charges consist of interest expense and amortization of debt issuance costs.
(2) The deficiency is the amount by which earnings are inadequate to cover fixed charges.
(3) The interest factor of rent expense is assumed to be 46% of vehicle lease rent expense and one-third of all other operating lease rent expense.
(4) See the pro forma financial statements and related notes included elsewhere in the Registration Statement.